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                                                                 Exhibit (a)(2)

                             CERTIFICATE OF TRUST

                                      OF

                       BARCLAYS FOUNDRY INVESTMENT TRUST

   THIS Certificate of Trust of Barclays Foundry Investment Trust (the "Trust"), dated May 15, 2007, is being duly executed and filed by the undersigned trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. (S) 3801, et seq).

1. Name. The name of the statutory trust formed hereby is Barclays Foundry Investment Trust.

2. Registered Agent. Notice is hereby given that pursuant to Section 3807(b) of the Delaware Statutory Trust Act, the business address of the registered office of the Trust in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. The name of the Trust's registered agent at such address is National Corporate Research, Ltd.

3. Effective Date. This Certificate of Formation of Statutory Trust shall be effective upon the date and time of filing.

4. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series of the Trust, and except to the limited extent provided in the Trust's Declaration of Trust with respect to certain debts, liabilities, obligations and expenses incurred, contracted or otherwise with respect to the Trust generally, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other series of the Trust shall be enforceable against the assets of such series. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests in the Trust a registered investment company under the Investment Company Act of 1940, as amended.

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   IN WITNESS WHEREOF, the undersigned being the sole Trustee of the Trust has executed this instrument as of this 15 day of May, 2007.

                              /s/ Lee T. Kranefuss
                              --------------------------------------
                              Lee T. Kranefuss, as
                              Trustee and not individually

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